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                                                                    Exhibit 10.1

                           CHANGE OF CONTROL AGREEMENT

     This Change of Control Agreement dated and effective as of September 1, 2000 (this "Agreement") is entered into by and between Omega Protein Corporation, a Nevada corporation with headquarters in Houston, Texas (the "Company" or "Omega"), and Scott Herbert, an individual residing in Harris County, Texas (the "Employee"). WHEREAS, the Employee is a key employee whose services are important to the ongoing operations of the Company and its consolidated subsidiaries; and WHEREAS, the Company desires to provide the Employee with certain assurances regarding his employment in the event of a Change of Control of the Company; THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth herein, the parties hereby agree as follows:

1. Definitions. As used herein, the following terms shall have the following definitions:

     "Change of Control" means (1) that point in time in which Joseph L. von Rosenberg III no longer serves for any reason as the President and Chief Executive Officer of the Company, or (2) that point in time in which a person, entity or group (as such terms are defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than (a) the Company or its subsidiaries, or (b) Zapata Corporation (which as of the date of this Agreement currently owns approximately 61% of the Company's outstanding common stock), directly or indirectly acquires beneficial ownership (as defined in Section 13(d) of the Securities Exchange Act) of thirty percent (30%) or more of the then outstanding shares of common stock of the Company as a result of such acquisition (provided, however, that such Change of Control does not occur solely as a result of a reduction in the number of shares of Company common stock outstanding due to a repurchase of Company common stock by the Company or its subsidiaries). For purposes o f this Agreement, the Change of Control will be deemed to occur on the effective date on which such person or entity acquires beneficial ownership of at least one share greater than thirty percent (30%) of the then outstanding. Zapata Corporation is not an intended third party beneficiary of this Agreement so that if, for example, Zapata Corporation were to sell all of its shares of Omega common stock to a third party which, as a result of that transaction, then owned greater than 30% of the Company's then outstanding common stock, a Change of Control would have occurred.

    "Qualifying Termination" means (i) the termination of the Employee's employment for any reason other than death, Due Cause or Disability, (ii) a demotion of the Employee to a lesser position than the position held by the Employee immediately prior to the Change of Control or a material change in the Employee's responsibilities that are substantially similar to such a demotion;
(iii) any decrease in the Employee's base salary or removal of his right to participate in bonus and incentive programs for similarly situated executives; or (iv) any requirement that the Employee move his permanent resident outside the Houston, Texas and surrounding suburbs area.




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     "Disability" means the inability or incapacity (by reason of a medically determinable physical or mental impairment) of the Employee to perform the essential functions of the job then assigned to him hereunder for a period that can be reasonably expected to last more than 120 days.

     "Due Cause" means: (i) the Employee has committed a willful serious act, such as fraud, embezzlement or theft, against the Company or any of its subsidiaries, intending to materially enrich himself at the expense of the Company or that subsidiary; (ii) the Employee has been convicted of or pled guilty or nolo contendre to a felony; or (iii) the Employee has refused to carry out his duties in gross dereliction of those duties and, after receiving written notice to such effect from the Company, has failed to cure the existing problem within five days.

2. Term. The term of this Agreement shall commence on the date of this Agreement and shall continue in effect until terminated by mutual written consent of the Company and the Employee.

3. Change of Control. If, at any time within seven hundred and thirty (730) days after a Change in Control occurs, the Company terminates the Employee's employment by a Qualifying Termination, then the Employee may, at his option and in his sole discretion, tender to the Company a signed and dated Change of Control Termination Notice specifying the factual basis of the Change of Control and the basis for Employee's termination. If the Company does not dispute in writing the factual basis of such Change of Control Termination Notice within ten (10) days of Company's receipt thereof, then: (i) the Employee's Employment shall terminate effective as of the fifteenth (15th) day after the date of the Change of Control Termination Notice; and (ii) for a one-year period thereafter, the Company shall continue to pay the Employee his base salary in accordance with the standard payroll policies of the Company and; (iii) all the rights and benefits the Employee may have under the employee benefit, bonus and/or stock op tion plans and programs of the Company, if any, will be determined in accordance with the terms and conditions of those plans and programs.

4. Notices. All notices, requests, demands and other communications given under or by reason of this Agreement must be in writing and will be deemed given when delivered in person or when mailed, by certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as a party may specify by notice pursuant to this provision):

(a) If to the Company:





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Omega Protein Corporation
1717 St. James Place, Suite 550
 Houston, Texas 77056
Attn: Chief Executive Officer


(b) If to the Employee:

Scott Herbert
4619 Debra's Trace Lane
Katy, Texas  77450

5. Governing Law. This Agreement will be governed by and construed in accordance with the substantive laws (other than the rules governing conflicts of laws) of the State of Texas.

6. Additional Instruments. The Employee and the Company will execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.

7. Entire Agreement and Amendments. This Agreement contains the entire agreement of the Employee and the Company relating to the matters contained herein and supersedes all prior agreements and understandings, oral or written, between the Employee and the Company with respect to the subject matter hereof. This Agreement may not be amended or modified except by an agreement in writing signed by both parties.

8. Headings. The headings of Sections and subsections hereof are included solely for convenience of reference and will not control the meaning or interpretation of any of the provisions hereof.

9. Tax Withholding. Notwithstanding any other provision hereof, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

10. Separability. If any provision of this Agreement is rendered or declared illegal, invalid or unenforceable by reason of any existing or subsequently enacted legislation or by the final judgment of any court of competent jurisdiction, the Employee and the Company will promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable to preserve the original intent of this Agreement to the extent legally possible, but all other provisions of this Agreement shall remain in full force and effect.

11. Assignments. The Company may assign this Agreement to any person or entity succeeding to all or substantially all the business interests of the Company by merger or otherwise with the written consent of the Employee. The rights and obligations of the Employee under this Agreement are personal to him, and none of those rights, benefits or obligations will be subject to voluntary or involuntary alienation, assignment or transfer.


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12. Effect of Agreement. Subject to the provisions of Section 11 with respect to assignments, this Agreement will be binding on the Employee and his heirs, executors, administrators, legal representatives and assigns and on the Company and its successors and assigns, except as otherwise contemplated hereby.

13. Execution. This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which will constitute one and the same agreement.

14. Waiver of Breach. The waiver by either party to this Agreement of a breach of any provision of the Agreement by the other party will not operate or be construed as a waiver by the waiving party of any subsequent breach by the other party.

     IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement effective as of the date first above written.

OMEGA PROTEIN CORPORATION                 EMPLOYEE




By: /s/                                            /s/
   -----------------------------------------      -----------------------------
      Joseph L. von Rosenberg III                    Scott Herbert
      President and Chief Executive Officer

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